Exhibit 4.2

SUPPLEMENTAL INDENTURE AND AMENDMENT NO. 2

THIS SUPPLEMENTAL INDENTURE AND AMENDMENT NO. 2 (this “Supplemental Indenture”), dated as of March 27, 2020, is between A. M. Castle & Co., a Maryland corporation (the “Company”), the Guarantors (as defined in the Indenture), and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee and the Collateral Agent an indenture, dated as of August 31, 2017 (as amended by that certain Supplemental Indenture and Amendment No. 1 dated as of June 1, 2018 and as further amended, restated, supplemented, or otherwise modified from time to time, the “Indenture”), providing for the issuance of 5.00%/7.00% Convertible Senior Secured PIK Toggle Notes due 2022 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture permits the execution of supplemental indentures for the purpose of amending or supplementing certain provisions of the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class;

WHEREAS, Section 9.02 of the Indenture permits the release of all or substantially all of the Collateral from the Liens Securing the Notes with the consent of Holders of at least 66-2/3% in aggregate principal amount of the then outstanding Notes;

WHEREAS, by way of a Noteholder Consent dated as of the date hereof, the Holders of more than 66-2/3% in aggregate principal amount of the outstanding Notes have consented in writing to the amendment of the Indenture as set forth in this Supplemental Indenture and the release of all of the Collateral from the Liens Securing the Notes;

WHEREAS, by way of resolutions dated as of August 1, 2019, the Board of Directors of the Company established a Special Committee to approve amendments and modifications to the Indenture;

WHEREAS, by way of resolutions dated as of February 24, 2020, the Special Committee has authorized the execution and delivery by the Company of this Supplemental Indenture;

WHEREAS, by way of a request letter dated as of the date hereof, the Company has requested the Trustee and Collateral Agent to join it in the execution of this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee and the Collateral Agent are each authorized to execute and deliver this Supplemental Indenture.

WHEREAS, all conditions to the execution and delivery of this Supplemental Indenture pursuant to Sections 9.02, 9.06, 12.04 and 12.05 of the Indenture have been satisfied, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and all other acts necessary to make this Supplemental Indenture a valid, binding and legal supplement to the Indenture have been duly taken by the Company and the Guarantors.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Guarantor, the Trustee, and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)        Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)        Deletion of Certain Provisions.

a.          The following provisions of the Indenture are hereby deleted and eliminated in their entirety, without redesignation of any other provision of the Indenture:

Section 4.03	Section 4.13	Section 13.02
Section 4.04	Section 4.17	Section 13.03
Section 4.07	Section 4.18	Section 13.04
Section 4.08	Section 4.20	Section 13.05
Section 4.09	Section 4.22	Section 13.06
Section 4.10	Section 4.23	Section 13.07
Section 4.11	Section 13.01	Section 13.09
Section 4.12

b.          In addition, all references in the Indenture to any of the foregoing provisions shall also be deemed deleted and eliminated in their entirety.

c.          All definitions in the Indenture that, as a result of the deletions set forth in Section (1), define terms that no longer appear in Indenture, are hereby deleted and eliminated in their entirety.

(3)        Amendment of the Indenture. The Indenture is hereby amended as follows:

a.	Each of Sections 5.01(a)(3), 5.01(a)(4), 5.01(a)(5), 6.01(5), 6.01(6), 6.01(7), 6.01(9) and 6.01(10) of the Indenture is hereby amended and restated in its entirety as follows:

“Reserved”

b.	Section 5.01(a)(2) of the Indenture is hereby amended and restated in its entirety as follows:

“the Successor Company assumes all the obligations of the Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;”

c.	Section 6.01(3) of the Indenture is hereby amended and restated in its entirety as follows:

“(3)          failure by the Company or any of its Restricted Subsidiaries to comply with 5.01 or Article 15 hereof;”

d.	Section 6.02 of the Indenture is hereby amended and restated in its entirety as follows:

“6.02       Acceleration.    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Upon any such declaration, the Notes shall become due and payable immediately.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

e.	Section 10.03 of the Indenture is hereby amended by deleting the following:

“If required by Section 4.22 hereof, the Company will cause each Restricted Subsidiary to comply with the provisions of Section 4.22 hereof and this Article 10, to the extent applicable.”

(4)        Release of Collateral.  Trustee and Collateral Agent hereby acknowledge and agree that as of the date hereof all security interests and liens which the Company or any Guarantor may have granted to Trustee or Collateral Agent in connection with the Indenture shall be automatically released and terminated and all of the Collateral Documents are hereby automatically terminated.  The Company and each Guarantor and their respective attorneys shall be authorized to file any and all necessary terminations and releases, including, without limitation with respect to all Uniform Commercial Code financing statements filed in connection with the Indenture by or for the benefit of the Trustee or the Collateral Agent against the Issuer or any Guarantor.  At the expense of the Company, Trustee and Collateral Agent shall deliver or cause to be delivered such other terminations (including, without limitation, Uniform Commercial Code termination statements, terminations and releases of security interests in intellectual property and terminations and releases of mortgages and deeds of trust), authorizations to terminate and releases as the Company may reasonably request to authorize, evidence and/or effect the termination and release by Trustee and Collateral Agent of all security interests, mortgages, deeds of trust, encumbrances and other liens, if any, granted to Collateral Agent and Trustee pursuant to the Collateral Documents.

(5)        No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(6)        GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AND THE OTHER NOTES DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE OTHER NOTES DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THE INDENTURE.

(7)       Effectiveness & Counterparts. This Supplemental Indenture shall become effective as of the date first above written upon execution and delivery of counterparts of this Supplemental Indenture by the Trustee, the Collateral Agent, each Guarantor and the Company.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(8)        Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture, as amended by this Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon and after execution of this Supplemental Indenture, this Supplemental Indenture shall form a part of the Indenture for all purposes and each reference in the Indenture, as amended by this Supplemental Indenture, to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby. In addition, every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(9)        Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10)      Severability. In case any provision in this Supplemental Indenture is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(11)      Successors. All agreements in this Supplemental Indenture by the parties hereto shall bind their successors.

(12)      The Trustee and Collateral Agent. The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

A. M. CASTLE & CO.
TOTAL PLASTICS, INC.
HY-ALLOY STEELS COMPANY
KEYSTONE TUBE COMPANY, LLC
KEYSTONE SERVICE, INC.
A. M. CASTLE & CO. (CANADA) INC.

By:	/s/ Jeremy Steele
Name:	Jeremy Steele
Title:	Secretary

CASTLE METALS DE MEXICO, S.A. DE C.V.
CASTLE METALS DE MEXICALI, S.A. DE C.V.

By:	/s/ Patrick R. Anderson
Name:	Patrick R. Anderson
Title:	Attorney-in-Fact

SUPPLEMENTAL INDENTURE AND AMENDMENT NO. 2

WILMINGTON SAVINGS FUND SOCIETY,
FSB, as Trustee and Collateral Agent

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

SUPPLEMENTAL INDENTURE AND AMENDMENT NO. 2